Exhibit 99.1

Jeffrey T. Bowman Stepping Down as CEO

ATLANTA (August 24, 2015) – Crawford & Company® announced today that Jeffrey T. Bowman is stepping down after nearly eight years as president and CEO and after more than 24 years of service with Crawford & Company. The Board of Crawford® has appointed Board member Harsha V. Agadi interim CEO while it conducts a search for a permanent CEO. The search will be led by the Board’s Executive Committee and is expected to take several months.

“After nearly eight intense and challenging years as president and CEO I have agreed with the Board to step down. I am extremely proud of what the management team has achieved in this time and where we have positioned the Company for the future,” commented Bowman. “The Company is going through a significant transformation this year in a challenging industry environment, and I wish all the great employees working at Crawford the best of luck in the future.”

Charles Ogburn, the non-executive chairman of the Board of Crawford & Company, said “The Board would like to thank Jeff for his years of dedicated service to Crawford & Company, its clients, employees and shareholders, as well as for the many global initiatives he helped to launch to increase operational effectiveness.”

Agadi has been a member of the Crawford Board of Directors since 2010. He is the chairman and CEO of GHS Holdings LLC, an investing and consulting business, and he has significant experience in establishing global brands and improving operations of companies.

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About Crawford®

Based in Atlanta, Ga., Crawford & Company® (www.crawfordandcompany.com) is the world’s largest independent provider of claims management solutions to the risk management and insurance industry as well as self-insured entities, with an expansive global network serving clients in more than 70 countries. The Crawford Solution™ offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers compensation claims and medical management, and legal settlement administration. The Company’s shares are traded on the NYSE under the symbols CRD-A and CRD-B.

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For more information, please contact:

John L’Abate, public relations manager

404.300.1908 (office)

404.226.2931 (cell)

jwlaba@us.crawco.com